EXHIBIT 99.1


 FOR IMMEDIATE RELEASE
 Media Contact:                       Investor Contact:
 Kim Plaskett, Director of            Neal J. Katz,
 Corporate Communications             Investor Relations
 uniView Technologies Corporation     uniView Technologies Corporation
 (972) 233-0900, ext. 1700            (972) 233-0900, ext. 1600
 kplaskett@uniView.com                nkatz@uniView.com
 ---------------------                -----------------


             UNIVIEW TECHNOLOGIES RETIRES $18 MILLION PREFERRED
              Company issues new $6 million long-term preferred


 DALLAS (Mar. 5, 2002) - uniView Technologies Corp. (NASDAQ:UVEW) today announced it has completed a transaction that retires an existing $18 million face value convertible preferred and $2.7 million of dividends that would have matured in June 2002. In exchange for surrendering the existing preferred, Brown Simpson Partners I, Ltd. received a new $6 million convertible preferred with a conversion price of $1.50 and a maturity date of June 30, 2004.

      "We are pleased to reaffirm our commitment to uniView, and we are confident that they will be successful in their future endeavors," said Jim Simpson, managing principal of Brown Simpson Asset Management, LLC. "The past few months have been difficult for most companies in the technology sector, but uniView has proven their staying power and has even improved during these trying times. We are excited about management's vision and commitment to this dynamic area."

      "Brown Simpson has continued to support our efforts in positioning the company for the future. This commitment by them is a testament to their confidence in our business plan. The company has faced an uncertain market, but we are fortunate to have been able to improve our balance sheet at a very difficult time," said Patrick A. Custer, CEO and chairman of uniView Technologies Corp. "Our past two quarters reflect our tremendous progress, and we expect our next two quarters to look even better. This transaction provides us the flexibility to increase our prospects of achieving profitability this fiscal year."


 ABOUT UNIVIEW: Dallas-based uniView Technologies Corporation (www.uniView.com) offers enhanced digital media solutions to customers worldwide. Its products deliver the highest quality video, audio and gaming features through broadband networks. In addition, uniView provides companies with enterprise customer service solutions through CIMphony[TM], a suite of computer telephony integration (CTI) software products and services. CIMphony allows contact centers to customize and incorporate voice, data and Internet communications into their customer interactions. The company markets its products and services to hospitality, utility, banking and telecommunication companies. Key technology partners include Microsoft (Windows Media Player), Intel, and ATI Technologies.


 NOTICE: Some of this information may contain "Forward Looking Statements" which reflect company expectations, plans and projections. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from management's expectations. For a discussion of risk factors associated with some of these statements, please refer to the Company's reports on file with the Securities and Exchange Commission.

                                    # # #